Summit Therapeutics Inc. Reports Financial Results and Operational Progress
for the Third Quarter and Nine Months Ended September 30, 2022

Menlo Park, California, November 9, 2022 - Summit Therapeutics Inc. (NASDAQ: SMMT) ("Summit," "we," or the "Company") today reports its financial results and provides an update on operational progress for the third quarter and nine months ended September 30, 2022.

Financial Highlights
•Aggregate cash, accounts receivable, and tax credits receivable on September 30, 2022 totaled $138.4 million as compared to $89.0 million on December 31, 2021. Our cash balance on September 30, 2022 was $122.0 million as compared to $71.8 million on December 31, 2021. Accounts receivable and research and development tax credits receivable on September 30, 2022 were $16.4 million as compared to $17.2 million on December 31, 2021.

•Net loss for the three months ended September 30, 2022 and 2021 was $21.4 million and $19.6 million, respectively. Net loss for the nine months ended September 30, 2022 and 2021 was $59.6 million and $61.5 million, respectively.

•Operating cash outflow for the nine months ended September 30, 2022 and 2021 was $46.8 million and $63.4 million, respectively.

•On June 22, 2022, the Company announced a Rights Offering for its existing shareholders to participate in the purchase of additional shares of its common stock. The Rights Offering commenced on July 18, 2022, and the associated subscription rights expired on August 8, 2022. Through the fully subscribed Rights Offering, the Company raised $100.0 million in gross proceeds through the issuance and sale of 103,092,783 shares of its common stock at a price per share of $0.97. Issuance costs associated with the Rights Offering were $0.1 million, resulting in net proceeds of $99.9 million.
◦In connection with the closing of the rights offering, a $25.0 million note payable with the Company's Chairman and CEO, Robert W. Duggan, matured and became due, and the Company repaid all principal and accrued interest of $0.4 million via a portion of the proceeds from this Rights Offering.

•During the three months ended September 30, 2022, the Company received non-dilutive funding of $0.8 million from the Biomedical Advanced Research and Development Authority ("BARDA"), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, in support of the Company's Ri-CoDIFy clinical trials and clinical development of ridinilazole. As of September 30, 2022, an aggregate of $58.8 million out of a potential award of $72.5 million has been received from BARDA under contract number HHSO100201700014C. The contract with BARDA was set to expire on April 30, 2022 and was extended through December 2022 as a no cost contract, solely to close out open activities. Remaining potential funding from BARDA has not been included in aggregate cash and receivables balances, above.

•During the three months ended September 30, 2022, the Company received non-dilutive funding of $1.6 million from the Trustees of Boston University under the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator ("CARB-X") program, in support of IND-enabling activities for SMT-738. As of September 30, 2022, an aggregate of $2.9 million of funding has been received from CARB-X. CARB-X previously announced changes to its funding arrangements, including its terms and conditions going forward. As a result, the current arrangement concluded as of June 30, 2022; funds previously spent in accordance with the original agreement were able to be submitted for reimbursement in the third quarter of 2022. The Company is in current discussions with CARB-X to negotiate a new agreement; the original agreement was for an aggregate potential of up to $7.8 million of funding. Remaining potential funding from CARB-X has not been included in aggregate cash and receivables balances, above.

Operational & Corporate Updates
•Our intention is to expand our pipeline product portfolio in the therapeutic area of oncology and/or product offerings that are designed to work in harmony with the human gut microbiome. We intend to enact this through business development activities, including possible acquisitions and/or collaborations in addition to internal research and discovery efforts.

•In July 2022, we elevated Dr. Mazy Zanganeh, DDS, MBA, as Co-Chief Executive Officer & President of Summit. Dr. Zanganeh was formerly our Chief Operating Officer having served in that capacity since she joined the Company as an employee in November 2020, in addition to her responsibilities as a member of our Board of Directors. Dr. Zanganeh is also the founder of Maky Zanganeh and Associates and was previously the Chief Operating Officer at Pharmacyclics until Pharmacyclics was purchased by AbbVie in 2015 for $21 billion.

•In September 2022, we determined that we would seek partners for ridinilazole. As a result of this determination, the Company discontinued its pediatric clinical trial evaluating ridinilazole for treating adolescent patients with CDI.

•In October 2022, we appointed renowned biotech executive and scientific leader, Dr. Robert Booth, PhD, to our Board of Directors. Dr. Booth initiated the BTK inhibitor program at Celera Genomics, Inc. that ultimately became Pharmacyclics, Inc.’s IMBRUVICA® (ibrutinib), the blockbuster drug that changed the paradigm of treatment for many hematological cancers. In addition to his scientific breakthrough discoveries, Dr. Booth was an adjunct professor at Stanford University School of Medicine. He is the co-founder of CuraSen Therapeutics and its former Executive Chairman, and was the co-founder and CEO of Virobay Inc. in addition to his previous role as a Senior Vice President at Roche. Dr. Booth previously served on the boards of Pharmacyclics and CymaBay Inc.

•We are continuing to perform IND-enabling activities for our second drug candidate, SMT-738.

Summit Therapeutics’ Mission Statement
To build a viable, long-lasting health care organization that assumes full responsibility for designing, developing, trial execution and enrollment, regulatory submission and approval, and successful commercialization of patient, physician, caregiver, and societal-friendly medicinal therapy intended to: improve quality of life, increase potential duration of life, and resolve serious medical healthcare needs. To identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner, and to engage commercialization and/or development partners when appropriate.

We accomplish this by building a team of world class professional scientists and business administrators that apply their experience and knowledge to this mission. Team Summit exists to pose, strategize, and execute a path forward in medicinal therapeutic health care that places Summit in a well-deserved, top market share, leadership position. Team Summit assumes full responsibility for stimulating continuous expansion of knowledge, ability, capability, and well-being for all involved stakeholders and highly-valued shareholders.

About Summit Therapeutics
Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Menlo Park, California, and we have additional offices in Oxford, UK and Cambridge, UK.

For more information, please visit https://www.summittxinc.com and follow us on Twitter @summitplc.

Contact Summit Investor Relations:
Dave Gancarz
Head of Stakeholder Relations & Corporate Strategy
david.gancarz@summitplc.com

General Inquiries:
investors@summitplc.com

Summit Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the topline results of our Phase III Ri-CoDIFy study evaluating ridinilazole, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ridinilazole. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

SUMMIT THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
In thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$220	$1,309	$705	$1,558

Operating expenses:
Research and development	17,049	19,943	46,613	62,245
General and administrative	5,573	5,662	19,165	15,831
Total operating expenses	22,622	25,605	65,778	78,076
Other operating income	5,462	4,810	13,283	16,379
Operating loss	(16,940)	(19,486)	(51,790)	(60,139)
Other expense, net	(4,445)	(113)	(7,763)	(1,364)
Net loss	$(21,385)	$(19,599)	$(59,553)	$(61,503)

Basic and diluted loss per share	$(0.14)	$(0.20)	$(0.52)	$(0.67)

Comprehensive loss:
Net loss	$(21,385)	$(19,599)	$(59,553)	$(61,503)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(49)	(863)	(1,020)	352
Comprehensive loss	$(21,434)	$(20,462)	$(60,573)	$(61,151)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)
In thousands

	September 30, 2022	December 31, 2021

Cash	$121,971	$71,791
Total assets	$155,327	$113,374
Total liabilities	$22,079	$30,090
Total stockholders' equity	$133,248	$83,284

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(Unaudited)
In thousands

	Nine Months Ended September 30,
	2022	2021

Net cash used in operating activities	$(46,773)	$(63,408)
Net cash used in investing activities	(634)	(186)
Net cash provided by financing activities	100,184	76,655
Effect of exchange rate changes on cash	(2,597)	770

Increase in cash	$50,180	$13,831